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                                   EXHIBIT 21

                           SUBSIDIARIES OF RPC, INC.


       NAME                                    STATE OF INCORPORATION

       Cudd Pressure Control, Inc.                     Delaware

       Pressure Control, Inc.                          Delaware

       South Texas Swabbing, Inc.                      Texas

       Coiled Tubing, Inc.                             Delaware

       Patterson Services, Inc.                        Delaware

       Patterson Truck Line, Inc.                      Louisiana

       Patterson Tubular Services, Inc.                Texas

       Chaparral Boats, Inc.                           Georgia

       RPC Investment Company                          Delaware

       RPC Waste Management Services, Inc.             Georgia

       Anchor Crane & Hoist Service Company, Inc.      Georgia

       RPC Data Link, Inc.                             Georgia

       International Training Services, Inc.           Georgia